Exhibit 99.1

Contacts:

Cytokinetics, Incorporated	Burns McClellan, Inc.
Robert I. Blum	Clay Kramer (investors)
EVP, Corporate Development and Commercial Operations & CBO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS AND GLAXOSMITHKLINE AMEND COLLABORATION AGREEMENT FOR SB-743921
Maturation of Cytokinetics’ Capabilities Enables Increased Responsibility
for Clinical Development under Augmented Development Program for KSP Inhibitors
South San Francisco, CA, September 27, 2005 — Cytokinetics, Incorporated (Nasdaq: CYTK) announced the amendment of the company’s strategic alliance with GlaxoSmithKline (GSK), which will provide Cytokinetics an expanded role in clinical research and development for SB-743921, a novel, small molecule inhibitor of kinesin spindle protein (KSP). This drug candidate is being developed under an alliance focused on novel small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases.
Under the terms of the amendment, Cytokinetics will lead and fund development activities to explore the potential application of SB-743921 for the treatment of non-Hodgkin’s lymphoma, Hodgkin’s lymphoma and multiple myeloma, subject to the option for GSK to resume responsibility for development and commercialization activities for SB-743921 for these indications during a defined period. Cytokinetics’ development activities will be conducted in parallel with GSK’s conduct of development activities for SB-743921 in other indications and for ispinesib (SB-715992). Ispinesib is the first drug candidate to emerge from the strategic alliance and is currently the subject of a broad clinical trials program pursuant to the alliance.
The amendment provides for acceleration of the formation of a Joint Development Committee to oversee the conduct of all development activities conducted by Cytokinetics and GSK for SB-743921 and for the exercise of Cytokinetics’ option to co-fund certain later stage development costs for this drug candidate. In addition to the payments that GSK may make to Cytokinetics under the original terms of the collaboration agreement, based on Cytokinetics’ expanded role under the amendment in the development of SB-743921, Cytokinetics may receive additional pre-commercialization payments from GSK based on the achievement of certain milestones for SB-743921 for the additional indications described above and increased royalties from GSK on net sales of products containing SB-743921 under certain scenarios.
“The expanded role to be played by Cytokinetics in the joint development of SB-743921 with GSK reflects the maturation of Cytokinetics’ capabilities in the area of clinical research and development since the initiation of the collaboration in June 2001,” stated Robert I. Blum, Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer. “We have evolved as a company, increasing the resources that we can bring to bear on development activities now being directed to this program. We look forward to the initiation of a clinical trial for SB-743921 in non-Hodgkin’s lymphoma in the coming months.”
SB-743921 entered a Phase I clinical trial conducted by GSK in the United States in May 2004 to evaluate its tolerability and pharmacokinetics in advanced cancer patients. Data relating to SB-743921 were presented at the 2005 Annual Meeting of the American Society of Clinical Oncology in May 2005. The data presented were from 20 patients that collectively had a variety of advanced solid tumors and received doses of SB-743921 intravenously once every 21 days. SB-743921 appears to have an acceptable tolerability profile for patients suffering from advanced solid tumors. The dose-limiting toxicities observed to date are prolonged neutropenia, febrile neutropenia (with or without infection), elevated transaminases, hyperbilirubinemia and hyponatremia. Notably, neurotoxicities, mucositis, thrombocytopenia, alopecia and nausea/vomiting requiring pre-medication have not been observed to date.
“We are excited about investigating new potential therapeutic indications for SB-743921, augmenting the efforts of our partner in evaluating KSP inhibitors for their potential in the treatment of patients with various cancers,” stated Andrew A. Wolff, M.D., F.A.C.C., Senior Vice President, Clinical Research and Development and Chief Medical Officer. “Our working in parallel with GSK in development of SB-743921 is consistent with the original intent of our alliance to explore the full breadth of the therapeutic potential of our drug candidates. SB-743921 is the second KSP inhibitor to enter clinical trials under our collaboration and has distinct clinical potential that we believe warrants exploration in additional tumor types.”

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Cytokinetics Joint Development of SB-743921 Announcement

Research & Development Expense Guidance for 2005
The financial impact of this amendment will not result in an increase in Cytokinetics’ research and development expense guidance for 2005. The guidance previously provided for research and development expenses for 2005 is $45 to $49 million.
Conference Call / Webcast
Cytokinetics will host a conference call on Tuesday, September 27, 2005 at 6:00 p.m. Eastern Time. The conference call will be simultaneously webcast and will be accessible in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call will also be accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 9953889. An archived replay of the webcast will be available via Cytokinetics’ website until October 4, 2005. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 9953889 from September 27, 2005 at 7:00 p.m. Eastern Time until October 4, 2005.
Background on KSP Inhibitors
Since their introduction over 40 years ago, anti-mitotic drugs (taxanes and vinca alkaloids) have advanced the treatment of cancer and are commonly used for the treatment of several tumor types. However, these drugs have demonstrated limited treatment benefit against certain cancers. In addition, these drugs target tubulin, a cytoskeletal protein involved not only in mitosis and cell proliferation, but also in other important cellular functions. Inhibition of these other cellular functions produces dose-limiting toxicities such as peripheral neuropathy, an impairment of the peripheral nervous system. Neuropathies result when these drugs interfere with the dynamics of microtubule filaments that are responsible for the long-distance transport of important cellular components within nerve cells.
The strategic alliance between Cytokinetics and GSK has yielded two novel drug candidates, ispinesib (SB-715992) and SB-743921. Ispinesib and SB-743921 are structurally distinct small molecules that modulate cell proliferation and promote cancer cell death by specifically inhibiting kinesin spindle protein (KSP). KSP is a mitotic kinesin that is essential for cell proliferation, a process which when unregulated, results in tumor growth. Mitotic kinesins are essential to mitosis, and, unlike tubulin, appear to have no role in unrelated cellular functions. We believe drugs that inhibit KSP and other mitotic kinesins may represent the next generation of anti-mitotic cancer drugs by arresting mitosis and cell proliferation without impacting unrelated, normal cellular functions, avoiding many of the toxicities commonly experienced by patients treated with existing anti-mitotic drugs.
Clinical Trials Status for Ispinesib
Ispinesib is the subject of a broad clinical trials program under the sponsorship of GSK and the National Cancer Institute (NCI). GSK is conducting three Phase II clinical trials, one evaluating ispinesib as second- or third-line treatment for patients with locally advanced or metastatic breast cancer, one evaluating ispinesib as second-line treatment for patients with platinum-sensitive non-small cell lung cancer and one evaluating ispinesib as second-line treatment for patients with advanced ovarian cancer. In addition, GSK is continuing three dose-escalating Phase Ib clinical trials. Each of these clinical trials is designed to evaluate the safety, tolerability, and pharmacokinetics of ispinesib in combination with a leading anti-cancer therapeutic, one in combination with carboplatin, the second in combination with capecitabine, and the third in combination with docetaxel. The NCI, in collaboration with GSK, continues patient enrollment in five additional Phase II clinical trials evaluating the potential efficacy of ispinesib in the second-line treatment of patients with colorectal cancer, in the first-line treatment of patients with hepatocellular cancer, in the first-line treatment of patients with melanoma, in the first-line or second-line treatment of patients with head and neck cancers, and in the second-line treatment of patients with hormone-refractory prostate cancer. In addition, the NCI plans to initiate an additional Phase II clinical trial to evaluate the potential efficacy of ispinesib as second-line treatment of patients with renal cell cancer. The NCI also continues patient enrollment in two additional Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib on an alternative dosing schedule. One clinical trial is enrolling patients with advanced solid tumors that have failed to respond to all standard therapies and the other clinical trial is enrolling patients with acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.
About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other

Cytokinetics Joint Development of SB-743921 Announcement

diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to our and our partners’ clinical research and development programs, including expected future clinical trials, statements regarding the reaffirmation of our previous guidance for research and development expenses for 2005, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs), the receipt of funds under our collaborations, and the timing of initiation of additional clinical development activities for SB-743921. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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